Exhibit 10.1
RELEASE AND SEPARATION AGREEMENT

This RELEASE AND SEPARATION AGREEMENT (the “Agreement”) is made and entered into by Rob Franch (“Employee”) and Carriage Services, Inc., its past, present and future subsidiaries, parents, and affiliates and their respective past, present, and future employees, officers, directors, agents and insurers (hereinafter collectively referred to as the “Company”).
WHEREAS, Employee and Company entered into an employment agreement dated April 1, 2022; and a first amendment to that employment agreement on April 29, 2024 (hereinafter collectively referred to as the “Employment Agreement”); and
WHEREAS, Employee has advised Company of his intent to resign his employment, effective as of August 13, 2026 (the “Separation Date”), and terminate the Employment Agreement concurrently; and
WHEREAS, both Employee and Company wish to settle all issues and potential issues which relate, or may relate to, Employee’s employment with, and departure from, the Company, including but not limited to, those arising under the Employment Agreement.
NOW, THEREFORE, Company and Employee agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:
1.EMPLOYEE’S RESIGNATION. Employee hereby irrevocably resigns his employment and will cease to be employed by the Company effective as of the Separation Date. In addition, Employee hereby resigns his positions as Chief Information Officer for Carriage Services, Inc. and any officer or director position Employee may hold for the Company’s subsidiaries and affiliates, in each case as of the Separation Date, or earlier if effectuated by a separate action. As of the Separation Date, Employee specifically waives all rights to any additional bonus and/or awards, vesting or payment under the Company’s 2017 Omnibus Incentive Plan or any other current or past plan or policy of the Company, except as may otherwise be expressly set out in this Agreement. As of the Separation Date, all of Employee’s rights under the Employment Agreement are terminated and Employee hereby waives all such rights he may have had under the Employment Agreement prior to the Separation Date.
2.CONSIDERATION. In consideration for the releases and other covenants set forth in this Agreement, after this Agreement becomes effective, the Company agrees to provide Employee the following:
a.Company will continue to pay Employee’s base salary at the biweekly rate of Fourteen Thousand Thirty-Eight Dollars and Forty-Six Cents ($14,038.46), for twenty-six
(26) bi-weekly pay periods following the Separation Date (the “Continued Salary”). The Continued Salary shall total $365,000.00. The first payment will be paid on the first regular, bi-weekly Company payroll date following the Separation Date. The Company shall have the right to deduct from any payment of compensation to the Employee hereunder, any federal, state or local taxes required by law to be withheld with respect to such payments, and any other amounts specifically authorized to be withheld or deducted by the Employee.
b.Company will pay Employee a pro rata amount of the Employee’s Target Annual Bonus for 2026 (50% target), based on the number of days Employee was employed during 2026 in comparison to 365, based on the Company’s actual performance of the applicable performance metrics through the end of 2026, where such pro rata amount of the Target Annual Bonus shall be paid on the payment date that an Annual Bonus for 2026 otherwise would have been payable had Employee’s employment not been terminated (provided, that, in no event shall such payment occurs later than the date necessary to qualify such payment as a “short-term deferral” within the meaning of Treas. Reg. 1.409A-1(b)(4)).
c.If Employee becomes eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and properly elects such coverage, the

Exhibit 10.1
Company shall reimburse the Employee, or pay on the Employee’s behalf, 100% of applicable medical continuation premiums for the benefit of the Employee (and his covered dependents as of the date of his Separation, if any) under the Employee’s then-current plan election, with such coverage to be provided under the closest comparable plan as offered by the Company from time to time, for so long during the 18-month period following the Separation Date as Employee remains eligible for, and elects, COBRA coverage.
d.Employee shall retain all vested equity awards. All unvested equity awards will be cancelled as of the Separation Date and Employee shall have no rights or claims with respect to any unvested equity awards.
e.If Employee dies at any time while the Company is paying consideration pursuant to Section 2, the Company shall continue making the remaining payments under Section 2 to the Employee’s estate. Such payments to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.
Employee acknowledges and agrees that the consideration outlined above constitutes fair and adequate compensation for the promises and covenants of Employee set forth in this Agreement.
3.EMPLOYEE’S RELEASE OF CLAIMS. For and in consideration of the Consideration as described in Section 2 of this Agreement, Employee hereby irrevocably and unconditionally releases, forever discharges, and covenants not to sue, or bring any other legal action against the Company with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, which Employee has, or which could be asserted on his behalf by any other person or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution of this Agreement. Employee understands and agrees that this Release includes, but is not limited to, the following:
aAll claims and causes of action arising under contract, tort or other common law, including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation, refusal to perform an illegal act and invasion of privacy;
bAll claims and causes of action arising under any federal, state, or local law, regulation, or ordinance, including without limitation, the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and relevant state laws, as well as any claims for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, vesting of stock options, restricted stock, commissions, deferred compensation or other remuneration, or employment benefits or compensation;
cAll claims and causes of action for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney's fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage, or expense or any other legal or equitable remedy of any kind whatsoever; and
dAll claims and causes of action arising out of or in any way connected with, directly or indirectly, Employee’s employment with the Company, or any incident thereof, including, without limitation, Employee’s treatment by the Company; the terms and conditions of the Employee’s employment; and the separation of Employee’s employment.
eNothing in this Agreement, including but not limited to the paragraphs in this section or any other section prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the Texas Workforce Commission (“TWC”),

Exhibit 10.1
Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Department of Labor (“DOL”), Securities and Exchange Commission, or any other federal, state, or local agency or authority charged with the enforcement of any laws; or from exercising rights under Section 7 of the National Labor Relations Act (“NRLA”) to engage in joint activity with other employees, but Employee hereby waives his right to recover any damages or other individual relief in any claim or suit brought by the TWC, EEOC, NLRB, DOL, or any other federal, state, or local agency on his behalf with respect to the Released Parties, and regarding matters occurring before the date of this Agreement, except where prohibited. Employee expressly agrees not to accept from any other source any remuneration beyond that described in this Agreement with respect to the claims that have been released by this Agreement.
4.RETURN OF COMPANY PROPERTY. Employee shall return, in good working order, all property of the Company that is in his possession, custody or control on or before August 21, 2026. Such property includes, but is not limited to, keys, computers, cell phones, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.
5.TAX ISSUES. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling, and all other normal employee deductions made with respect to the Company’s employees generally. All determinations required to be made under this Section 5 shall be made by the Company.
6.NON-ADMISSION. Employee and Company agree that this Agreement and the consideration provided to Employee by the Company is not an admission by either party of any violation of the other party’s rights or of any violation of contract or statutory or common law.
7.NON-DISPARAGEMENT. Employee and Company mutually agree not to, directly or indirectly, make, publish, or communicate or cause to be made, published or communicated, to anyone any remark, statement or comment, orally or in writing, criticizing or disparaging the other party.
8.NON-COMPETITON AND NON-SOLICITATION. Employee hereby agrees that for a period of one (1) year following the Separation Date, Employee shall not, directly or indirectly,
(a)alone or for his own account, or as an officer, director, shareholder, partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with, any business within the deathcare industry having a funeral home, cemetery, crematory, or office within a radius of fifty (50) miles of any funeral home, cemetery, or other deathcare business owned or operated by the Company or any of its affiliates;
(b)induce or assist anyone in inducing in any way, any employee of the Company or any of its affiliates who he had contact with during his employment or knew of by virtue of his employment with the Company, to resign or sever his or her employment or to breach an employment contract with the Company or any affiliate; or
(c)own, manage, advise, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business which is or may be in the funeral, mortuary, crematory, cemetery, or burial insurance business or in any business related thereto within a radius of fifty (50) miles of any funeral home, cemetery, or other deathcare business owned or operated by the Company or any of its affiliates.
The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter. Employee acknowledges that these provisions were

Exhibit 10.1
contained in his Employment Agreement and that the consideration for these provisions includes consideration provided in connection with his execution of the Employment Agreement and during his employment with the Company, in addition to the additional consideration provided for in this Agreement. Employee agrees not to challenge the enforceability of these restrictions for any reason, including that they are overly broad or that he received insufficient consideration. Employee acknowledges the enforceability of these restrictions and agrees to comply with them.
9.CONTINUING OBLIGATIONS. Employee acknowledges that in the course of his employment with the Company he has obtained confidential and proprietary information including, but not limited to, financial, accounting, business, product, customer and marketing information, plans, lists, agreements, forecasts, trade secrets, management methods, operating techniques, strategies, prospective acquisitions, reports, studies, analyses, this Agreement, and other confidential information and knowledge concerning the business of the Company (collectively “Confidential Information”). Employee acknowledges and agrees that he has a continuing obligation to maintain the confidentiality of all such non-public information, even after the Separation Date. Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding Confidential Information begin immediately and shall continue until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.
10.CONSULTANT SERVICES. For and in consideration of the Consideration as described in Section 2 of this Agreement, Employee further agrees to provide transition, consulting, and knowledge-transfer assistance to the Company regarding matters within Employee’s knowledge and experience that arose during Employee’s employment with the Company, as may be reasonably requested and directed by the Company on an as-needed basis, following the Separation Date until December 31, 2026 (the “Consultant Period”). Employee shall provide such transition, consulting, and knowledge-transfer assistance as an independent contractor and not as an employee, agent, or representative of the Company. Nothing in this Agreement shall be construed to create an employment relationship with Employee.
11.COOPERATION. Employee acknowledges and agrees that from and after the Separation Date, he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation, or other legal proceedings (“Proceedings”). Employee further acknowledges and agrees that he will cooperate fully with the Company, its officers, employees, agents, affiliates, and attorneys on any matter related to Company business (“Matters”) that occurred during the period of Employee’s employment or were otherwise impacted by Employee’s employment.
Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by the Company and shall be with the knowledge of Employee. Such cooperation shall be provided by Employee without remuneration, but Employee shall be entitled to reimbursement for all reasonable and appropriate out of pocket expenses incurred by him in so cooperating, including, by way of example and not by way of limitation, airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Employee’s residence. The reasonable fees and expenses of Employee shall be reimbursed by the Company on a regular, periodic basis upon presentation by Employee of a statement and receipts in accordance with the Company’s customary practices and policies; provided, however, that such reimbursement will be paid no later than December 31st of the calendar year following the calendar year in which Employee incurred the expense. In the event Employee is asked by a third party to provide information regarding the Company or is called other than by the Company to testify in any Proceeding/Matter related to the Company, he will notify the Company as soon as possible to give the Company a reasonable opportunity to respond and/or participate in such Proceeding/Matter.
12.REMEDIES. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to all other available remedies, a temporary restraining order, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages

Exhibit 10.1
would not afford an adequate remedy. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.
If Employee fails to comply with any of the terms of this Agreement or post-employment obligations contained in it, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.
Company and Employee acknowledge and agree that the prevailing party shall be entitled to payment of its attorneys’ fees and other costs and expenses incurred in enforcing this provision of the Agreement and/or in prosecuting any counterclaim or cross-claim based on this provision of the Agreement.
13.FEES AND COSTS. Except as otherwise set forth in this Agreement, the parties shall bear their own attorneys’ fees and costs.
14.    CHOICE OF LAW/VENUE. This Agreement and any action, cause of action, claim, controversy or dispute of any kind (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the rights, duties and relationship of the parties hereto, shall be governed by, construed, and enforced in accordance with, and subject to, the laws of the State of Texas or federal law, where applicable, without regard to the conflict of law principles of any jurisdiction. In the event there shall be any dispute arising out of the terms and conditions of, or in connection with, this Agreement, the party seeking relief shall submit such dispute to the United States District Court for the Southern District of Texas or, if federal jurisdiction is lacking or the court declines or abstains from taking jurisdiction, the District Courts of Harris County, Texas.
15.ENTIRE AGREEMENT. It is expressly understood and agreed that this Agreement embodies the entire agreement between the Parties relating to Employee’s employment by the Company and all other matters arising between Company and Employee prior to the date and time of execution hereof, and supersedes all prior agreements, including the Employment Agreement, arrangements, or understandings between and among the Parties.
No oral understandings, statements, promises, terms, conditions, obligations, or agreements contrary or in addition to the terms of this Agreement exist. This Agreement may not be changed by oral representations and may only be amended by written instrument executed by a duly authorized representative of each of the Parties, or their respective successors or assigns. If any part of this Agreement is found to be illegal or unenforceable by any agency or court, the remaining provisions shall continue in full force and effect.
16.COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
17.OTHER REPRESENTATIONS: EMPLOYEE HEREBY REPRESENTS AND CERTIFIES THAT HE: (1) HAS CAREFULLY READ ALL OF THIS AGREEMENT; (2) HAS BEEN GIVEN A FAIR OPPORTUNITY TO DISCUSS AND NEGOTIATE THE TERMS OF THIS AGREEMENT; (3) UNDERSTANDS ITS PROVISIONS; (4) HAS BEEN ADVISED IN WRITING AND GIVEN THE OPPORTUNITY TO SEEK ADVICE AND CONSULTATION WITH ATTORNEYS REGARDING THIS AGREEMENT; (5) HAS DETERMINED THAT IT IS IN HIS BEST INTERESTS TO ENTER INTO THIS AGREEMENT; (6) HAS NOT BEEN INFLUENCED TO SIGN THIS AGREEMENT BY ANY STATEMENT OR REPRESENTATION BY THE COMPANY NOT CONTAINED IN THIS AGREEMENT; (7) HAS BEEN PROVIDED WITH AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE THE EXECUTION AND DELIVERY HEREOF TO THE COMPANY; AND (8) ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

Exhibit 10.1
Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date on which Employee signs and delivers this Agreement to the Company (such seven (7) day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing and signed by Employee and must be delivered to the Company, care of the Company’s Legal Department, before 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Release Agreement shall be of no force or effect and shall be null and void. No consideration shall be provided pursuant to Section 2 of the Agreement if the Agreement is revoked by Employee in the foregoing manner.

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Exhibit 10.1
We the undersigned do hereby sign and agree to the terms set forth in the Release and Separation Agreement, on the dates set forth below:

COMPANY:

/s/ John Enwright             August 13, 2026
John Enwright         Date Signed
Carriage Services, Inc.
Senior Vice President,
Chief Financial Officer & Treasurer

EMPLOYEE:

/s/ Rob Franch                        August 13, 2026
Rob Franch         Date Signed